                                                                   EXHIBIT 99.1

                       [OXFORD INTERNATIONAL LETTERHEAD]



July 27 2001


Via Facsimile and Overnight Mail


MDI Entertainment
201 Ann Street
Hartford Connecticut 06103


Dear Steve

Be advised we received your fax today surrounding the right to exchange stock.

Plese be advised that as per our agreement, we have already Pledge the Securities for a loan as we were allowed to do and we must reject your offer.

Mr. Liptz attempted to contact you on several occasions this week and he could not get a return call, so today we closed on a transaction that will not be unwound, and will allow you to receive funds we originally discussed. This will also Assist all of the Datameg shareholders, Therefore no notices will be given to anybody.


Sincerely


/s/ Greg Dutcher
------------------------------------------
Greg Dutcher


cc: Irv Liptz
    John Harman
    John Betts